Exhibit 99.1

CARNIVAL CORPORATION DELIVERS RECORD SECOND QUARTER REVENUES, NET YIELDS AND ADJUSTED NET INCOME

Accelerates shareholder returns, surpassing $450 million in stock repurchases

MIAMI (June 23, 2026) - Carnival Corporation (NYSE: CCL) announced financial results for the second quarter 2026 and provided an updated outlook.

•Net income1 of $537 million with record adjusted net income2,3 of $569 million, up over 20 percent compared to the prior year.
•Record revenues3 of $6.7 billion with record net yields2,3 (in constant currency), demonstrating continued demand strength.
•Reached all-time high customer deposits of $9.0 billion, up over $450 million compared to the prior year record.
•Booked position for the remainder of 2026 ahead of prior year at historically high prices, with demand for 2027 and beyond continuing to exceed prior-year levels.

“We achieved another quarter of record results, marking our twelfth consecutive quarter of record net yields and delivering over 20 percent more to the bottom line, overcoming extreme geopolitical headwinds and nearly 30 percent higher fuel costs. Continued commercial execution and a step up in our cost efficiency efforts enabled us to exceed our March guidance by $100 million. These results reflect the strong demand for our portfolio of world-class cruise lines and the continued progress we are making across the business,” said Carnival Corporation’s Chief Executive Officer Josh Weinstein.

Second Quarter 2026 Results

•Diluted EPS of $0.39 and adjusted EPS2 of $0.41, up over 15 percent compared to the prior year despite a $0.06 ($73 million) unfavorable impact from fuel prices and currency rates.
•Record adjusted EBITDA2,3 of $1.6 billion.
•Gross margin yields down 3.9 percent driven by higher fuel prices. Record net yields (in constant currency) up 2.2 percent.
•Cruise costs per available lower berth day (“ALBD”) increased 6.0 percent driven by higher fuel prices. Adjusted cruise costs excluding fuel per ALBD2 (in constant currency) were in line with prior year due to sharpened cost discipline.
•Fuel consumption per ALBD improved 5.6 percent, reflecting the company’s efforts and investments to continuously reduce fuel consumption, which helped partially mitigate a nearly 30 percent increase in fuel prices.

Advance Sales

“Our booked position for the second half of 2026 is higher than last year, at historically high prices (in constant currency), despite navigating more than a full quarter of extreme geopolitical volatility that primarily impacted booking trends for our European deployments, particularly in the Mediterranean region, which were closest in proximity to the conflict in the Middle East. For those deployments, we leaned into the substantial occupancy advantage we had strategically built to deliberately prioritize pricing integrity. We are now 93 percent booked for the year with less inventory remaining for sale than this time last year and are on track for record net yields in the second half of 2026,” Weinstein said.

“Looking further out, demand for 2027 and beyond remains strong. Since March, booking volumes and prices for these future sailings have been running ahead of prior year levels, including a substantial increase in bookings for our European deployments next year. These trends reinforce our confidence in the longer-term demand environment.”

“Our booking curve remains the furthest out on record, reflecting the power of our world-class portfolio of cruise lines, the durability of our demand generation efforts and the exceptional vacation experiences we deliver. Continued strength in demand is also reflected in higher second quarter onboard revenues, increased pre-cruise onboard sales and record customer deposits," Weinstein noted.

Customer deposits reached an all-time high of $9.0 billion on flat capacity growth over the next twelve months, surpassing the
1 Net income attributable to Carnival Corporation.
2 See “Non-GAAP Financial Measures” and “Constant Currency.”
3 Second quarter record.

prior year’s record by over $450 million, a further reflection of demand momentum and reinforcing the company’s strong cash flow profile.

2026 Outlook

“Our second quarter operational outperformance and accelerated cost efficiency efforts have offset the transitory moderation shaped by the prolonged conflict in the Middle East, which is incorporated into our second-half outlook. As conditions continue to normalize, we expect to benefit from the strong demand, pricing and operational improvements embedded throughout our business. Recent booking trends already suggest that we are beginning to see a reversal of these headwinds, reinforcing our confidence in both the near-term outlook and the long-term earnings power of the business,” Weinstein added.

For the full year 2026, the company expects:

•Net yields up approximately 3.2 percent compared to record 2025 levels. Net yields (in constant currency) up approximately 1.75 percent, 2.25 percent after reflecting the impact of the summer 2025 close-in decision to redeploy away from the previously planned first quarter 2026 Arabian Gulf voyages and the impacts of loyalty program accounting for Carnival Cruise Line.
•Adjusted cruise costs excluding fuel per ALBD up approximately 3.7 percent. Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 2.4 percent, 1.3 percent after reflecting the timing of certain expenses between the years, partial year operating expenses from two exclusive destinations and over 30 basis points for certain elevated logistics costs as a result of disruption from the Middle East conflict.
•The net impact of fuel prices and currency on the company’s June guidance compared to prior guidance was less than $0.01 per share. The company’s guidance reflects the current spot prices of fuel. See sensitivities for fuel costs included below.

See “Guidance” for additional information on the company’s 2026 outlook, “Non-GAAP Financial Measures,” “Reconciliation of Forecasted Data” and “Constant Currency.”

Capital Allocation

“Our strong cash flow growth enabled us to launch our current share buyback program, repurchasing over $450 million of stock to date, reinforcing our commitment to accelerate shareholder returns. At the same time, we continued to responsibly invest in return-generating programs across our fleet and exclusive destinations, while further strengthening our financial position. We achieved a net debt to adjusted EBITDA1 ratio of 3.1x—more than half a point improvement from just one year ago. The continued momentum of our financial performance was recognized by Moody's with a credit rating upgrade and a continued positive outlook,” commented Carnival Corporation’s Chief Financial Officer David Bernstein.

During the quarter, the company distributed $207 million in dividends, bringing the year to date total to $414 million.

Other Recent Highlights

•Completed the unification of the company’s dual-listed structure under a single corporate entity and shifted its legal incorporation to Bermuda (learn more here).
•Ordered three new LNG ships for Princess Cruises scheduled to be delivered in 2035, 2038 and 2039, introducing the Voyager class that will become the largest ships in Princess’ fleet (learn more here).
•Continued rolling out its successful fleet modernization program by adding a second cruise line with Holland America Line’s Evolution Program aimed at enhancing guest experience through expanded onboard offerings and reimagined key spaces (learn more here).
•AIDAbella became the third ship to complete upgrades as part of AIDA Evolution, the cruise line’s modernization program (learn more here).
•Paradise Collection destination enhancements:
◦Welcomed over two million guests to Celebration Key since its opening in July 2025 and completed its pier extension, allowing four ships to dock simultaneously and significantly increasing arrival capacity.
◦Completed its new pier at RelaxAway, Half Moon Cay, allowing two cruise ships to dock simultaneously while continuing its tender operations (learn more here).
◦Renamed Mahogany Bay to Isla Tropicale and completed a new 48,000-square-foot recreational area, including a new feature pool complete with a swim-up bar, splash pad and a variety of additional cabanas, daybeds and loungers (learn more here).
•Star Princess named among the Best New Cruise Ships in the World by Condé Nast Traveler’s 2026 Hot List (learn more here).
1 See “Non-GAAP Financial Measures” and “Constant Currency.”

•Recognized on TIME’s World’s Growth Leaders 2026 list of top-performing public companies based on growth, financial strength and stock performance (learn more here).

Guidance

(See “Non-GAAP Financial Measures,” “Reconciliation of Forecasted Data” and “Constant Currency”)

	3Q 2026		Full Year 2026
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 1.3%	Approx. 1.2%	Approx. 3.2%	Approx. 1.75%
Adjusted cruise costs excluding fuel per ALBD	Approx. 2.8%	Approx. 2.8%	Approx. 3.7%	Approx. 2.4%

	3Q 2026	Full Year 2026
ALBDs (in millions) (a)	24.9	97.4
Capacity growth compared to prior year	1.5%	1.0%

Fuel consumption in metric tons (in millions)	0.7	2.7
Fuel cost per metric ton consumed (excluding emission allowances)	$812	$713
Fuel expense (including emission allowances expense) (in billions)	$0.62	$2.12

Depreciation and amortization expense (in billions)	$0.74	$2.91
Interest expense, net of capitalized interest and interest income (in billions)	$0.27	$1.07

Adjusted EBITDA (in billions)	Approx. $2.88	Approx. $7.11
Adjusted net income (in billions)	Approx. $1.86	Approx. $3.07
Adjusted earnings per share - diluted	Approx. $1.35	Approx. $2.22
Weighted-average shares outstanding - basic	1,372	1,377
Adjusted weighted-average shares outstanding - diluted	1,377	1,384

(a)    See “Notes to Statistical Information.”

Currencies (USD to 1)	3Q 2026	Full Year 2026
AUD	$0.71	$0.70
CAD	$0.71	$0.72
EUR	$1.16	$1.16
GBP	$1.34	$1.34

Sensitivities (impact to adjusted net income in millions)	3Q 2026	Remainder of 2026
1% change in net yields	$60	$111
1% change in adjusted cruise costs excluding fuel per ALBD	$27	$58
10% change in fuel cost per metric ton (excluding emission allowances)	$56	$102
100 basis point change in variable rate debt	—	$14
1% change in currency exchange rates	$10	$17

Capital Expenditures

For the remainder of 2026, newbuild capital expenditures are $0.6 billion and non-newbuild capital expenditures are $1.3 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT today to discuss its earnings release. This call can be listened to live and additional information including the company’s earnings presentation and debt maturities schedule can be obtained on its website at www.carnivalcorp.com.
Carnival Corporation is the largest global cruise company and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises, Princess Cruises and Seabourn. Carnival Corporation trades under the ticker symbol CCL on the NYSE and is included in the S&P 500.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruises.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com, www.princess.com, and www.seabourn.com.
To learn more about Carnival Corporation’s purpose and its commitment to sustainability, go to Our Impact.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including statements concerning future results, operations, strategy, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include, but are not limited to, statements that relate to our outlook and financial position, as well as, statements regarding:

•Pricing	•Adjusted net income
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted EBITDA per ALBD
•Interest, tax and fuel expenses	•Adjusted EBITDA margin
•Currency exchange rates	•Adjusted earnings per share
•Goodwill, ship and trademark fair values	•Net debt to adjusted EBITDA
•Liquidity and credit ratings	•Net yields
•Investment grade leverage metrics	•Adjusted cruise costs per ALBD
•Shareholder returns	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted ROIC

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, pandemics, inflation, higher interest rates and other general concerns impacting the ability or desire of people to travel could lead to a decline in demand for cruises as well as have significant negative impacts on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry may negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Adverse weather conditions or an increase in the frequency and/or severity of adverse weather conditions could have a material impact on our business and results of operations.
•Our targets, goals, aspirations, initiatives, public statements and disclosures, including those related to sustainability matters, may expose us to risks that may adversely impact our business.
•Cybersecurity incidents and data privacy breaches, as well as disruptions and other damages to our principal and other offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to fines, penalties and reputational damage.
•Our debt requires a significant amount of cash to service and our ability to generate sufficient cash depends on many factors, some of which may be beyond our control. Our financial condition and operations could be adversely impacted if we are unable to service our debt or satisfy our covenants.
•Increases in fuel costs, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•We rely on suppliers who are integral to the operations of our businesses. These suppliers and service providers may be unable to deliver on their commitments, which could negatively impact our business.

•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Our investments in port destinations and exclusive islands may expose us to additional risks.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection measures, labor and employment, and tax may be costly and lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with sustainability and the impact of greenhouse gases and other emissions on the environment could have a material impact on our business and operating results.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. There may be additional risks that we consider immaterial or which are unknown. Additional information about the factors that may affect future results is contained in our most recent Annual Report on Form 10-K as well as our other filings with the SEC, all of which are available on the SEC's website at www.sec.gov.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including emissions and environmental-related matters). In addition, historical, current, and forward-looking sustainability-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION LTD.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2026	2025	2026	2025
Passenger ticket	$4,273	$4,104	$8,296	$7,936
Onboard and other	2,390	2,224	4,532	4,202
Total Revenues	6,663	6,328	12,828	12,139
Cruise and tour operating expenses:
Commissions, transportation and other	778	780	1,650	1,631
Onboard and other	697	671	1,316	1,271
Payroll and related	699	640	1,383	1,280
Fuel	595	468	992	933
Food	389	372	771	726
Other operating	1,067	955	2,054	1,813
Total Cruise and tour operating expenses	4,225	3,886	8,165	7,653
Selling and administrative expense	863	816	1,786	1,663
Depreciation and amortization expense	723	692	1,419	1,346
Operating Income	851	934	1,458	1,477
Interest income	12	12	24	18
Interest expense, net of capitalized interest	(285)	(341)	(577)	(718)
Debt extinguishment and modification costs	—	(4)	—	(255)
Other income (expense), net	(23)	(16)	(70)	(4)
Income Before Income Taxes	555	585	835	517
Income tax expense, net	(17)	(17)	(34)	(24)
Net Income	539	568	801	494
Less: net income attributable to noncontrolling interests	2	4	6	7
Net Income attributable to Carnival Corporation Ltd.	$537	$565	$795	$486

Earnings Per Share
Basic	$0.39	$0.43	$0.58	$0.37
Diluted	$0.39	$0.42	$0.57	$0.37
Weighted-Average Shares Outstanding - Basic	1,382	1,312	1,381	1,310
Weighted-Average Shares Outstanding - Diluted	1,388	1,400	1,390	1,316

CARNIVAL CORPORATION LTD.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2026	November 30, 2025
ASSETS
Current Assets
Cash and cash equivalents	$2,243	$1,928
Trade and other receivables, net	633	678
Inventories	552	505
Prepaid expenses and other	1,063	1,108
Total current assets	4,492	4,219
Property and Equipment, Net	43,616	43,494
Operating Lease Right-of-Use Assets, Net	1,260	1,328
Goodwill	579	579
Other Intangibles	1,181	1,177
Other Assets	1,100	890
	$52,228	$51,687
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,471	$2,603
Current portion of operating lease liabilities	168	175
Accounts payable	1,246	1,245
Accrued liabilities and other	2,092	2,239
Customer deposits	8,457	6,831
Total current liabilities	13,434	13,092
Long-Term Debt	23,418	24,037
Long-Term Operating Lease Liabilities	1,113	1,178
Other Long-Term Liabilities	1,279	1,097

Shareholders’ Equity
Carnival Corporation Ltd. common shares, $0.01 par value; 1,960 shares authorized; 1,514 shares issued at 2026 and 1,298 shares issued at 2025	15	13
Carnival plc ordinary shares, $1.66 par value; no shares issued at 2026 and 217 shares issued at 2025	—	361
Additional paid-in capital	15,640	17,253
Retained earnings	4,996	4,817
Accumulated other comprehensive income (loss)	(1,741)	(1,810)
Treasury stock, 142 shares at 2026 and 131 shares at 2025 of Carnival Corporation Ltd. and no shares at 2026 and 72 shares at 2025 of Carnival plc, at cost	(5,943)	(8,364)
Total shareholders’ equity attributable to Carnival Corporation Ltd.	12,968	12,270
Noncontrolling interests	16	14
Total shareholders’ equity	12,984	12,284
	$52,228	$51,687

CARNIVAL CORPORATION LTD.
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	May 31, 2026	November 30, 2025
Debt (current and long-term)	$24,889	$26,640
Customer deposits (current and long-term)	$8,984	$7,246

	Three Months Ended May 31,		Six Months Ended May 31,
CASH FLOW INFORMATION (in millions)	2026	2025	2026	2025
Cash from operations	$2,629	$2,392	$3,893	$3,317
Capital expenditures (Purchases of Property and Equipment)	$875	$850	$1,441	$1,458
Dividends paid	$207	$—	$414	$—

	Three Months Ended May 31,		Six Months Ended May 31,
STATISTICAL INFORMATION	2026	2025	2026	2025
Passenger Cruise Days (“PCDs”) (in millions) (a)	25.7	25.3	50.2	49.6
ALBDs (in millions) (b)	24.7	24.2	48.4	47.8
Occupancy percentage (c)	104%	104%	104%	104%
Passengers carried (in millions)	3.4	3.4	6.5	6.5

Fuel consumption in metric tons (in millions)	0.7	0.7	1.4	1.4
Fuel consumption in metric tons per thousand ALBDs	28.2	29.9	28.6	30.1
Fuel cost per metric ton consumed (excluding emission allowances)	$793	$614	$677	$628

Currencies (USD to 1)
AUD	$0.71	$0.63	$0.69	$0.63
CAD	$0.73	$0.71	$0.73	$0.70
EUR	$1.16	$1.11	$1.17	$1.08
GBP	$1.34	$1.31	$1.35	$1.28

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION LTD.
NON-GAAP FINANCIAL MEASURES

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions, except per share data)	2026	2025	2026	2025
Net income attributable to Carnival Corporation Ltd.	$537	$565	$795	$486
(Gains) losses on ship sales and impairments	—	(101)	—	(101)
Debt extinguishment and modification costs	—	4	—	255
Restructuring expense	0	2	0	2
Other	32	—	49	—
Adjusted net income	$569	$470	$844	$643
Interest expense, net of capitalized interest	285	341	577	718
Interest income	(12)	(12)	(24)	(18)
Income tax expense, net	17	17	34	24
Depreciation and amortization expense	723	692	1,419	1,346
Adjusted EBITDA	$1,582	$1,508	$2,849	$2,713

Earnings per share - diluted (a)	$0.39	$0.42	$0.57	$0.37
Weighted-average shares outstanding - diluted (a)	1,388	1,400	1,390	1,316

Adjusted earnings per share - diluted (a)	$0.41	$0.35	$0.61	$0.48
Adjusted weighted-average shares outstanding - diluted (a)	1,388	1,400	1,390	1,400

(See Non-GAAP Financial Measures)

(a)Diluted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million for the three months ended May 31, 2025. The convertible notes were antidilutive for the six months ended May 31, 2025, and therefore were excluded from diluted earnings per share. Adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million and $35 million for the three and six months ended May 31, 2025.

CARNIVAL CORPORATION LTD.
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except yields data)	2026	2026 Constant Currency	2025	2026	2026 Constant Currency	2025
Total Revenues	$6,663		$6,328	$12,828		$12,139
Less: Cruise and tour operating expenses	(4,225)		(3,886)	(8,165)		(7,653)
Depreciation and amortization expense	(723)		(692)	(1,419)		(1,346)
Gross margin	1,714		1,750	3,244		3,140
Less: Tour and other revenues	(34)		(31)	(34)		(33)
Add: Payroll and related	699		640	1,383		1,280
Fuel	595		468	992		933
Food	389		372	771		726
Other operating	1,067		955	2,054		1,813
Depreciation and amortization expense	723		692	1,419		1,346
Adjusted gross margin	$5,153	$5,052	$4,846	$9,829	$9,535	$9,204

ALBDs	24.7	24.7	24.2	48.4	48.4	47.8

Gross margin yields (per ALBD)	$69.42		$72.25	$67.07		$65.71
Net yields (per ALBD)	$208.69	$204.57	$200.07	$203.18	$197.11	$192.61

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION LTD.
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except costs per ALBD data)	2026	2026 Constant Currency	2025	2026	2026 Constant Currency	2025
Cruise and tour operating expenses	$4,225		$3,886	$8,165		$7,653
Selling and administrative expense	863		816	1,786		1,663
Less: Tour and other expenses	(47)		(37)	(65)		(56)
Cruise costs	5,041		4,665	9,886		9,260
Less: Commissions, transportation and other	(778)		(780)	(1,650)		(1,631)
Onboard and other costs	(697)		(671)	(1,316)		(1,271)
Gains (losses) on ship sales and impairments	—		101	—		101
Restructuring expense	0		(2)	0		(2)
Other	(17)		—	(34)		—
Adjusted cruise costs	3,548	3,498	3,312	6,887	6,732	6,458
Less: Fuel	(595)	(594)	(468)	(992)	(991)	(933)
Adjusted cruise costs excluding fuel	$2,953	$2,904	$2,845	$5,895	$5,741	$5,525

ALBDs	24.7	24.7	24.2	48.4	48.4	47.8

Cruise costs per ALBD	$204.13		$192.61	$204.37		$193.78
Adjusted cruise costs per ALBD	$143.68	$141.65	$136.75	$142.37	$139.17	$135.14
Adjusted cruise costs excluding fuel per ALBD	$119.60	$117.60	$117.45	$121.86	$118.68	$115.62

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income, adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin	•Net income attributable to Carnival Corporation Ltd.	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income and adjusted earnings per share provide additional information to us and investors about our future earnings performance. These measures represent net income attributable to Carnival Corporation Ltd., excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains, losses and expenses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin provide additional information to us and investors about our core operating profitability, including on a per ALBD basis, by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income attributable to Carnival Corporation Ltd. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income attributable to Carnival Corporation Ltd. as calculated in accordance with U.S. GAAP. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenues.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents divided by twelve-month adjusted EBITDA.

Net yields enable us and investors to measure the performance of our cruise segments on a per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net yields. We believe that adjusted gross margin is a more meaningful measure in determining net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.